SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         _______________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                         _______________________________
                                 CLUBCORP, INC.
             (Exact name of Registrant as specified in its charter)


                     DELAWARE                       75-2778488
          (State or other jurisdiction of        (I.R.S. Employer
           incorporation or organization)       Identification No.)



        3030 LBJ FREEWAY, SUITE 700, DALLAS, TEXAS 75234, (972) 243-6191
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         _______________________________

                                 CLUBCORP, INC.
                               OMNIBUS STOCK PLAN
                    (formerly Club Corporation International
                               Omnibus Stock Plan)
                         _______________________________
                            (Full title of the Plan)
                                 ______________
                                Charles A. Little
                            Chief Accounting Officer
                           3030 LBJ Freeway, Suite 700
                              Dallas, Texas  75234
                                 (972) 243-6191
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                 _______________________________________________
                         CALCULATION OF REGISTRATION FEE



                                                    Proposed          Proposed
                                   Amount            Maximum           Maximum          Amount of
   Title of Each Class of           to be         Offering Price      Aggregate       Registration
 Securities to be Registered    Registered(3)        Per Unit       Offering Price         Fee
----------------------------  -----------------  ----------------  ----------------  --------------

Common Stock, $.01 par value        1 share (1)  $        6.65(2)  $          6.65   $         .00
----------------------------  -----------------  ----------------  ----------------  --------------

Common Stock, $.01 par value  1,379,500 shares   $            (3)               (3)             (3)
----------------------------  -----------------  ----------------  ----------------  --------------

(1) This Registration Statement registers one additional share of Common Stock relating to the ClubCorp, Inc. Omnibus Stock Plan (formerly the Club Corporation International Omnibus Stock Plan). Shares of stock issuable under the ClubCorp, Inc. Omnibus Stock Plan were registered under Registration Statement 333-57107.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) of the Securities Act of 1933, as amended, based on book value of the Common Stock as of September 5, 2000, the latest practicable date prior to the date of filing this Registration Statement.
(3) This Registration Statement transfers 1,379,500 shares of Common Stock from the ClubCorp, Inc. Executive Stock Option Plan (which shares were registered on Form S-8 Registration Statement No. 33-96568) to the ClubCorp, Inc. Omnibus Stock Plan. The previously paid filing fee associated with the registration of the 1,379,500 shares to be transferred is $814.
(4) This Registration Statement also relates to an indeterminate number of additional shares of Common Stock that may be issued pursuant to anti-dilution and adjustment provisions of the above-referenced plan.


                                EXPLANATORY NOTE

     This Registration Statement is being filed pursuant to General Instruction E of Form S-8 on SEC Staff Interpretations, as set forth in Telephone Interpretation Nos. 89 and 90, in order to register one share of ClubCorp, Inc. Common Stock and to transfer 1,379,500 shares of ClubCorp, Inc. Common Stock from the ClubCorp, Inc. Executive Stock Option Plan (which shares were registered on Form S-8 Registration Statement No. 33-96568) to the ClubCorp, Inc. Omnibus Stock Plan. The previously paid filing fee associated with the registration of the 1,379,500 shares to be transferred from the Executive Stock Option Plan to the Omnibus Stock Plan is $814. These shares are being transferred to the Omnibus Stock Plan in order to accommodate an increase in the number of ClubCorp, Inc. employees who have recently become eligible to participate in such Plans.

                                     PART I

              Information Required in the Section 10(a) Prospectus


Item 1.  Plan  Information.

     Not required to be filed with this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

     Not required to be filed with this Registration Statement.

                                     PART II

                       INFORMATION REQUIRED IN THE STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission, referred to as the Commission, are incorporated by reference in this Registration Statement, except to the extent that any statement or information therein is modified or superseded by a statement or information contained in any other subsequently filed document incorporated herein by reference. Any statement so modified will not be deemed a part of this Registration Statement, except as so modified, and any statement so superseded will not be deemed part of this Registration Statement.

     (a) The Registrant's latest Annual Report filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, which contains audited financial statements for the Registrant's latest fiscal year.

     (b) The Registrant's latest Quarterly Report on Form 10-Q for the quarterly period ended September 5, 2000, filed pursuant to the Exchange Act.

     (c) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the year covered by the audited financial statements contained in the Annual Report referred to in (a) above.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the offered securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

    Registrant's authorized capital stock consists of 400,000,000 shares of which 250,000,000 are Common Stock and 150,000,000 are Preferred Stock with a par value of $.01 per share. As of December 10, 2000, there were 94,088,822 shares of Common Stock outstanding and approximately 390 stockholders of record and there were no shares of Preferred Stock outstanding. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor. Each share of Common Stock entitles the holder thereof to one vote. Cumulative voting for the election of directors is not permitted, which means that the holders of a majority of shares voting for the election of directors can elect all members of the Board of Directors. Except as otherwise required by applicable law, a majority vote is sufficient for any action that requires the vote or concurrence of stockholders. Holders of Common Stock do not have any subscription, redemption or conversion rights other than those specified by the ClubCorp Employee Stock Ownership Plan, referred to as the ESOP, and those specified by the Stockholders Agreement signed between the Company and The Cypress Group, L.L.C.

   The trustees of the ESOP have the right to require the Registrant to purchase the Common Stock held by the ESOP at the current appraised value as necessary to meet the requirements of the Employment Retirement Income Security Act and the ESOP. The Stockholders Agreement signed with The Cypress Group, L.L.C. specifies (i) restrictions on transfers, (ii) a potential repurchase obligation of the Company should certain events that are under the control of the Registrant not occur in respect to a portion of the shares of Common Stock owned by The Cypress Group, L.L.C. at fair market value that may not be exercised prior to 2004, and (iii) customary tag along, drag along and registration rights. Common Stock issued hereunder is not subject to statutory or other preemptive rights. Upon liquidation of Registrant, the holders of Common Stock are entitled to share ratably in the net assets of Registrant remaining after payment of liabilities. All shares of Common Stock issued and outstanding are fully paid and non-assessable. Registrant has never paid dividends on the Common Stock, and no such dividends should be expected in the foreseeable future. Registrant expects to continue its policy of retaining earnings for use in its business. Management has no intention of issuing the Preferred Stock during 2000.

Item 5.  Interest of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Registrant's Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

     Pursuant  to  the  provisions  of  Section  145  of  the  Delaware  General
Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The Registrant's Certificate of Incorporation contains provisions requiring it to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

Item 7.  Exemption for Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits on Attachment A to this Registration Statement, which is incorporated herein by reference.

Item 9.  Undertakings.

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification by the Registrant against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the trustees who administer the ClubCorp, Inc. Omnibus Stock Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 22 day of December, 2000.


                                 CLUBCORP, INC. OMNIBUS STOCK PLAN

                                 By:    /s/Kim S. Besse
                                        -----------------
                                 Name:  Kim S. Besse
                                 Title: Plan  Administrator

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 22 day of December, 2000.




                                 CLUBCORP,  INC.


                                 By:     /s/Jeffrey P. Mayer
                                        --------------------
                                 Name:  Jeffrey  P.  Mayer
                                 Title: Chief  Financial  Officer

                                 By:    /s/Charles A. Little
                                        ----------------------
                                 Name:  Charles A. Little
                                 Title: Senior Vice President and
                                        Chief Accounting Officer


Attachment  A

                                  EXHIBIT INDEX

Exhibit
Number    Description
--------  -------------------------------------------------------------------
4.1*      Articles of Incorporation, as amended, of ClubCorp, Inc.
4.2**     Bylaws, as amended, of ClubCorp, Inc.
4.3***    Club Corporation International Executive Stock Option Plan
4.4***    Club Corporation International Executive Stock Option Agreement
4.5***    Employment Agreement
4.3****   ClubCorp, Inc. Omnibus Stock Plan
5.1.      Opinion of validity.
15.1%     Letter of KPMG LLP regarding unaudited interim financial statements
23.1      Consent of legal counsel issuing opinion of validity
23.2      Consent of KPMG LLP
24.1      Power of Attorney

_____________________
* Incorporated by reference to the Company's Registration Statement on Form S-1 (Registration No. 33-83496)
** Incorporated by reference to the Company's Post-Effective Amendment No. 1 to Form S-8 (Registration Nos. 33-89818,33-96568, 333-08041 and 333-57107)
*** Incorporated by reference to the Company's Registration Statement on Form S-8 (Registration No. 33-96568)
**** Incorporated by reference to the Company's Registration Statement on Form S-8 (Registration No. 333-08041)
% Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 5, 2000